EXHIBIT 23

                              Consent of KPMG LLP
                              -------------------

The Board of Directors
Factory Card Outlet Corp.:

We consent to incorporation by reference in Registration Statement #333-30437 on Form S-8 of Factory Card Outlet Corp. of our report dated June 28, 1999, relating to the statements of net assets available for plan participants of the Factory Card Outlet of America Ltd. Incentive Savings Plan as of December 31, 1998 and 1997 and the related statements of changes in net assets available for plan participants for the years then ended, which report appears in the Form 11-K of the Factory Card Outlet of America Ltd. Incentive Savings Plan for the year ended December 31, 1998.


/s/  KPMG LLP


June 28, 1999
Chicago, Illinois